Cohen&Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-lA of our report dated August 24, 2017 relating to the financial statements and financial highlights of Silk Invest New Horizons Frontier Fund, a series of Unified Series Trust, formerly known as Frontier Silk Invest New Horizons Fund, a series of Frontier Funds, Inc., for the year ended June 30, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

February 21, 2018

COHEN & COMPANY, LTD.

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board